EXHIBIT 99.1

QCR Holdings, Inc. Announces Partial Redemption of SBLF Capital

MOLINE, Ill., June 29, 2012 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) announced today that the Company has redeemed $10.2 million of the $40.1 million in preferred stock the Company had previously issued to the United States Department of the Treasury ("Treasury") under the Small Business Lending Fund Program (the "SBLF"). QCR Holdings, Inc. received this preferred capital investment in September of 2011 and only 43% of all banks that had made application for SBLF capital received approval for participation in the SBLF Program.

"We were quite pleased to have been approved by Treasury for participation in the SBLF last year," stated Douglas M. Hultquist, President and Chief Executive Officer. "Our participation in the SBLF Program allowed us to fully exit the Troubled Asset Relief Program, or TARP, in 2011." Mr. Hultquist added, "While our participation in SBLF has been a real positive for our Company, and Treasury's approval for our participation in the program a significant indicator of the strength of QCR Holdings, Inc., it is now time for us to execute on our previously stated objective of redeeming this SBLF capital over the next several years."

Redeeming SBLF an Important Component of the Company's Long-Term Capital Plan

Subsequent to this partial redemption, the Company and its subsidiary banks continue to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies and in excess of the levels to be considered "well capitalized".

"This initial partial redemption of the SBLF preferred capital is a significant step in our previously stated long-term capital plan for the Company," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. "Our plan is to increase our tangible common equity ("TCE") through improved earnings and the conversion of our Series E Preferred Stock to common equity, while self generating the excess capital required to fully redeem the SBLF capital in future years without the need for a dilutive common equity raise." Mr. Gipple added, "The future conversion of our Series E Preferred Stock will add approximately 1.20% to our TCE ratio and, combined with future earnings and good capital management, we are targeting a TCE ratio in the mid-6.00% range as our goal for capital planning purposes. We believe that this is a prudent long-range target for tangible common equity that is achievable without a dilutive common equity raise. Executing on this plan will result in the opportunity for significant growth in shareholder value. In addition, this redemption of $10.2 million in SBLF preferred will result in a reduction in SBLF preferred dividends of $511,000 annually, thereby increasing fully diluted EPS by $0.11 on an annual basis."

Mr. Gipple continued, "Combined with our significant growth in EPS in recent quarters and continued strong progress in the reduction of our level of non-performing assets, demonstrating the capability to self-fund the redemption of the SBLF capital will continue to drive improved value for our shareholders."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank and Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745